Exhibit 99.1
FOR IMMEDIATE RELEASE — July 31, 2006
NS GROUP REPORTS SECOND QUARTER 2006 RESULTS
Company reports record quarterly sales
NEWPORT, KY — (Business Wire) — July 31, 2006 (NYSE: NSS) NS Group, Inc. announced today its results for the quarter ended June 30, 2006. Net sales for the quarter were a record $192.3 million, a one percent increase over the $190.5 million of sales in the first quarter of 2006. Operating income for the second quarter was $49.6 million, which was the second highest result ever following the record first quarter 2006 operating income of $53.9 million. Operating margin for the quarter was 25.8 percent compared to 28.3 percent in the first quarter of 2006. The decline was primarily caused by a change in product mix and higher costs as a result of scheduled maintenance outages. Net income for the quarter was $32.0 million, or $1.41 per diluted share compared to net income of $34.5 million, or $1.53 per diluted share, in the first quarter of 2006, and $37.2 million, or $1.65 per diluted share, in the second quarter of 2005. The company’s effective tax rate for the quarter ending June 30, 2006, was 38.0 percent versus 7.6 percent in the second quarter of 2005, when the company benefited from the utilization of tax net operating loss carryforwards.
Net sales for the six months ended June 30, 2006, were $382.8 million, compared to $306.8 million for the six months ended June 30, 2005. Operating income for the first six months of 2006 was $103.5 million, compared to $62.6 million for the comparable prior year period. Net income for the six months ended June 30, 2006 was $66.5 million, or $2.94 per diluted share, compared to net income of $56.6 million, or $2.51 per diluted share, in the prior year period.
President and CEO, René J. Robichaud, stated, “The oil and gas market was robust in the second quarter as evidenced by the continued growth in the U.S. drill rig count. The quarterly average drill rig count increased 22 percent in the second quarter of 2006 relative to the same period a year ago and 7 percent relative to the first quarter of 2006. As a result we achieved record seamless shipments for the second consecutive quarter.”
Robichaud went on to say, “We are very excited about growing the higher value added segments of our business. The recent addition of Ultra Premium Oilfield Services combined with the announced expansion of our capacity for manufacturing seamless tubular products and heat treating provides us with the foundation for profitable growth and industry-leading customer service. We now have the people and the assets to compete successfully in the rapidly changing North American drilling environment where challenging unconventional resource plays have become a substantial portion of total drilling activity.”
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The company will host a conference call and simultaneous webcast to discuss the financial results of the second quarter ended June 30, 2006, at 10:00 A.M. ET on Tuesday, August 1, 2006. Details concerning the conference call and webcast are available on the company’s web site, www.nsgrouponline.com.
NS Group, Inc. is a leading producer of tubular products serving the energy industry and certain industrial markets. The company manufactures and markets seamless and welded tubular steel products used in the drilling, exploration and transmission of oil and natural gas. NS Group also manufactures premium connections for oil and gas drilling and production. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.
This report contains forward-looking information with respect to the company’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those related to the company’s recently announced acquisition of Ultra Premium Oilfield Services as well as others discussed in the company’s filings with the Securities and Exchange Commission. NS Group does not undertake any obligation to update or revise its forward-looking statements.
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CONTACT:	Linda A. Pleiman
Director of Investor Relations and Corporate Communications
NS GROUP, INC.
(859) 292-6814
www.nsgrouponline.com

NS Group, Inc.
Summarized Financial Data
(Dollars and shares in thousands, except per share and revenue per ton amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2006	2006	2005	2006	2005
Net sales	$192,348	$190,458	$167,823	$382,806	$306,847
Cost of products sold	135,922	130,669	122,027	266,591	232,588

Gross profit	56,426	59,789	45,796	116,215	74,259

Selling, general and administrative	6,837	5,841	5,763	12,678	11,636

Operating income	49,589	53,948	40,033	103,537	62,623

Investment income	2,089	1,773	407	3,862	646
Interest expense	(141)	(145)	(176)	(286)	(335)
Other income, net	90	87	34	177	71

Income before income taxes	51,627	55,663	40,298	107,290	63,005
Provision for income taxes	19,620	21,150	3,077	40,770	6,451

Net income	$32,007	$34,513	$37,221	$66,520	$56,554

Net income per common share
Basic	$1.42	$1.54	$1.67	$2.96	$2.55
Diluted	$1.41	$1.53	$1.65	$2.94	$2.51

Weighted average shares outstanding
Basic	22,473	22,433	22,255	22,453	22,159
Diluted	22,715	22,613	22,601	22,664	22,550

Shipment tons — tubular
Seamless	75,600	75,300	63,700	150,900	116,700
Welded	57,000	55,500	57,100	112,500	112,800

	132,600	130,800	120,800	263,400	229,500

Revenue per ton — tubular
Seamless	$1,674	$1,729	$1,659	$1,702	$1,572
Welded	$1,087	$1,045	$1,071	$1,066	$1,073

Average rig count	1,635	1,521	1,339	1,578	1,311